TEMPLETON FUNDS, INC.

                             ARTICLES SUPPLEMENTARY


                  TEMPLETON FUNDS, INC., a Maryland corporation registered under the Investment Company Act of 1940 and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on October 21, 1995, adopted a resolution to increase the total number of Shares of stock which the Corporation shall have the authority to issue to THREE BILLION TWO HUNDRED MILLION (3,200,000,000) Common Shares of the par value of ONE DOLLAR ($1.00) per Share and of the aggregate par value of THREE BILLION TWO HUNDRED MILLION DOLLARS ($3,200,000,000).

                  SECOND: Immediately prior to the effectiveness of the Articles Supplementary of the Corporation as hereinabove set forth, the Corporation had authority to issue two billion seven hundred million (2,700,000,000) shares of common stock, par value $1.00 per share, of which the Board of Directors had (i) classified 800,000,000 Shares as World Fund Class I shares of Common Stock and classified 400,000,000 Shares as World Fund Class II shares of Common Stock, and
(ii) classified 1,000,000,000 Shares as Foreign Fund Class I shares of Common Stock and classified 500,000,000 Shares as Foreign Fund Class II shares of Common Stock. As amended hereby, the Corporation's Articles of Incorporation authorize the issuance of 3,200,000,000 Common Shares of the par value of $1.00 per Share and having an aggregate par value of $3,200,000,000, of which the Board of




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Directors  has  classified  800,000,000  Shares  as World  Fund  Class I shares,
400,000,000 Shares as World Fund Class II shares, 1,500,000,000 Shares as Foreign Fund Class I shares and 500,000,000 Shares as Foreign Fund Class II shares. The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the two classes of shares, as set forth in the Articles of Incorporation of the Corporation as heretofore amended and supplemented, are not changed by these Articles Supplementary.

                  THIRD: The Shares of the Corporation authorized and classified pursuant to Article First of these Articles Supplementary have been so authorized and classified by the Board of Directors under the authority contained in the Charter of the Corporation. The total number of Shares of capital stock the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.





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                  IN WITNESS  WHEREOF,  Templeton  Funds,  Inc. has caused these
Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date:  October 25, 1995

                                               TEMPLETON FUNDS, INC.


[CORPORATE SEAL]

                                                 By:/s/ JOHN R. KAY
                                                        John R. Kay
                                                        Vice President


Attest:




/s/ THOMAS M. MISTELE
         Thomas M. Mistele
            Secretary